UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Gamestop Corp.
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GAMESTOP CORP.
625 Westport Parkway
Grapevine, Texas 67051
SUPPLEMENT TO PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 26, 2018
This Supplement is dated May 31, 2018 and provides updated information with respect to the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of GameStop Corp. (the “Company” or “GameStop”) to be held on June 26, 2018 at 1:00 p.m., Central Daylight Time, at the Hilton Southlake Town Square located at 1400 Plaza Place, Southlake, Texas, 76092.
This Supplement should be read in conjunction with the Company’s Notice of the 2018 Annual Meeting of Stockholders and Definitive Proxy Statement for the Annual Meeting, which was filed with the Securities and Exchange Commission (the “SEC”) on May 16, 2018.
Appointment of Chief Executive Officer and Promotion of Chief Financial Officer to Dual Role of Chief Operating Officer and Chief Financial Officer
On May 31, 2018, the Board of Directors (the “Board”) of GameStop Corp. approved organizational changes to the Company’s senior executive team. Specifically, the Board appointed Shane S. Kim as interim Chief Executive Officer, succeeding Daniel A. DeMatteo, who had assumed the position of interim Chief Executive Officer on May 9, 2018. Mr. DeMatteo was initially appointed interim Chief Executive Officer on May 9, 2018 following the resignation of the Company’s previous Chief Executive Officer as a temporary measure until the Board determined the new organizational changes, given Mr. DeMatteo’s history with the Company and prior experience as interim CEO. Mr. DeMatteo will remain Executive Chairman and a director and Mr. Kim will also remain a director. Prior to his appointment as interim Chief Executive Officer, Mr. Kim, who served on the Audit Committee and Compensation Committee, resigned from each of these committees.
In addition, on May 31, 2018, the Board appointed Robert A. Lloyd, currently the Company’s Chief Financial Officer, to the additional position of Chief Operating Officer.
The changes to the Company’s senior executive ranks during 2018 have significantly increased the demands on the Company’s continuing senior executives and have made it imperative for the Company to ensure the continuity and stability of its leadership. With this in mind, the Board undertook the organizational changes described above. In connection with these changes, the Board (or its Compensation Committee, where appropriate, after consulting with its independent compensation consultant), implemented the compensation changes described below, with the goal of retaining key executives and avoiding the disruption that would be caused by further changes in the Company’s senior executive ranks.

Compensation Arrangement for Mr. Kim
On May 31, 2018, in connection with the appointment of Mr. Kim as interim Chief Executive Officer, the Company and Mr. Kim entered into a letter agreement that provides for Mr. Kim to receive a base salary at an annualized rate of $1,500,000 per year. In the event that (i) a change in control of the Company were to occur prior to May 31, 2019 and (ii) Mr. Kim’s employment were to be terminated by the Company without cause or Mr. Kim were to resign with good reason following the change in control but prior to May 31, 2019, Mr. Kim would be entitled to receive any base salary that he would have received had he remained employed until May 31, 2019, provided he executes a general release of claims in favor of the Company and its affiliates.
The letter agreement provides for Mr. Kim to receive a one-time grant of restricted stock pursuant to the Company’s Amended and Restated 2011 Incentive Plan (the “Incentive Plan”) with a fair market value of $1,500,000 on the date of grant. The restricted stock will vest on May 31, 2019, subject to Mr. Kim’s continued service through such date, whether as an employee, director or other service provider. In the event that Mr. Kim were to cease to provide services to the Company or its affiliate prior to May 31, 2019 due to (i) a termination by the Company without cause, (ii) death or (iii) a disability, the restricted stock would then vest, provided he (or his personal representative or estate, if applicable) executes a release.

The letter agreement also provides for a one-time transition bonus of $25,000, intended to help defray the costs related to Mr. Kim’s temporary relocation to Grapevine, Texas or its surrounding areas.
At the present time, Mr. Kim will no longer be compensated for his service as a Board member and will not be eligible to participate in the Company’s annual bonus program.
Compensation Actions for Other Senior Executives
On May 31, 2018, in recognition of the importance of the continued engagement and expected increase in the time commitment of Mr. DeMatteo to Company matters in his role as Executive Chairman, the Company and Mr. DeMatteo entered into a letter agreement that amends Mr. DeMatteo’s existing Employment Agreement. The amendment provides for an increase in Mr. DeMatteo’s base annual salary to $500,000.
In addition, Mr. DeMatteo’s target annual equity award was increased from $750,000 to $1,000,000. For 2018, Mr. DeMatteo will receive an additional equity award with a grant-date fair value of $170,330, which represents the incremental value of the increase of Mr. DeMatteo’s target annual equity award, pro-rated for the period following the effective date of the increase, May 31, 2018, through the end of fiscal 2018. The terms of the additional equity grant are described below.
On May 31, 2018, in connection with the appointment of Mr. Lloyd, Chief Financial Officer, to the additional position of Chief Operating Officer, the Company and Mr. Lloyd entered into a letter agreement that amends Mr. Lloyd’s existing employment agreement. The amendment: (i) reflects Mr. Lloyd’s additional position as Chief Operating Officer of the Company, (ii) enumerates certain key duties and responsibilities associated with Mr. Lloyd’s positions with the Company, and (iii) provides for an increase in Mr. Lloyd’s base annual salary to $900,000.
In addition, Mr. Lloyd’s target annual equity award was increased from $1,680,000 to $2,475,000. For 2018, Mr. Lloyd will receive an additional equity award with a grant-date fair value of $541,648 which represents the incremental value of the increase of Mr. Lloyd’s target annual equity award, pro-rated for the period following the effective date of the increase, May 31, 2018, through the end of fiscal 2018. The terms of the additional equity grant are described below. Mr. Lloyd also received a retention award as described below.
The additional equity awards that will be granted to Messrs. DeMatteo and Lloyd will be subject to the same vesting criteria and other terms as the annual long-term incentive awards made to them on February 23, 2018 (50% time-vested and 50% performance-vested), except that these additional awards will not be subject to accelerated vesting under the Company’s Retirement Policy. These awards are intended to compensate the executives for the change in the scopes of their roles and to also ensure that their total compensation for 2018 and beyond retains an appropriate balance between cash and equity elements, as well as short- and long-term elements. The grant of these awards (as well as the award to Mr. Kim described above) will be effective on June 4, 2018 and therefore the number of shares subject to these awards or any portions thereof will be determined based on the closing price of the Company’s common stock on that date.
On May 31, 2018, in recognition of the additional responsibilities assumed by Daniel J. Kaufman, the Company’s Executive Vice President, Chief Legal and Administrative Officer, and Corporate Secretary, the Company and Mr. Kaufman entered into a letter agreement that amends Mr. Kaufman’s existing Employment Agreement. The amendment: (i) enumerates certain key duties and responsibilities associated with Mr. Kaufman’s positions with the Company and (ii) provides for an increase in Mr. Kaufman’s base annual salary to $750,000. Mr. Kaufman also received a retention award as described below.
On May 31, 2018, in recognition of the additional responsibilities assumed by Troy W. Crawford, the Company’s Senior Vice President, Chief Accounting Officer, the Company and Mr. Crawford entered into a letter agreement that amends Mr. Crawford’s existing Employment Agreement. The amendment provides for an increase in Mr. Crawford’s base annual salary to $500,000. Mr. Crawford also received a retention award as described below.

Effect of Salary Changes on 2018 Annual Bonus Opportunities
While there is no change to the target annual bonus expressed as a percent of salary for Messrs. DeMatteo, Lloyd, Kaufman and Crawford, the mid-year changes to the base salaries of these executives will affect the dollar amount of these executives’ target bonus opportunities for 2018. In each case, their 2018 target bonus opportunities will be equal to the weighted average of the executive’s prior target bonus opportunity (determined before these compensation changes) and new target bonus opportunity (determined after these changes). Accordingly, these executives’ 2018 target bonus opportunities will be:

Name	Fiscal 2018 Weighted Average Pay Levels
		Target Bonus
	Total Salary Payable	% of Salary	Target Bonus Amount
Daniel A. DeMatteo	$468,132	150%	$702,198
Robert A. Lloyd	$839,132	125%	$1,048,915
Daniel J. Kaufman	$702,198	100%	$702,198
Troy W. Crawford	$473,231	75%	$354,923

The actual bonus earned by each executive will continue to depend on Company performance during fiscal 2018 and continue to range from 0% to 125% of the executive’s target opportunity.
Retention Program for Key Employees
The Company has taken additional steps to retain key employees. Specifically, on May 31, 2018, the independent directors approved a cash retention program to encourage the retention of key employees of the Company, including Messrs. Lloyd, Kaufman and Crawford. Recipients of retention awards will become entitled to payment of 50% of their award amounts on each of May 31, 2019 and May 31, 2020, provided in each case they remain in service through that date. Generally, an award will vest on an accelerated basis if the employee is terminated without cause before the otherwise applicable payment date (provided he or she executes a release).
As noted above, each of Messrs. Lloyd, Kaufman and Crawford participates in the retention program; their award amounts are $2,000,000, $2,000,000 and $1,000,000, respectively. In the case of these executives, the awards will vest on an accelerated basis upon a termination without cause or resignation with good reason (in each case, as defined in the executive’s employment agreement) prior to the otherwise applicable payment date, provided he executes a release.
Messrs. Kim and DeMatteo do not participate in this retention program, as the Compensation Committee concluded that their inclusion was unnecessary given their particular circumstances.
About Shane S. Kim
Mr. Kim, age 55, has served as a director at GameStop since July 2011 and also serves as a director on the board of SCUF Gaming, a private company. SCUF Gaming is a global leader in high-end controllers and accessories customized for hardcore and professional video game players. Mr. Kim worked for Microsoft Corporation, leading provider of software and technology solutions (“Microsoft”), for almost 20 years, retiring in January 2010. For the last 15 years at Microsoft, Mr. Kim was with Microsoft’s Interactive Entertainment Business division, most recently as its Corporate Vice President of Strategy and Business Development. Before that, Mr. Kim was the Corporate Vice President of Microsoft Game Studios, where he oversaw a team of approximately 1,000 programmers, designers, artists and producers developing a broad range of Xbox 360 and Windows titles. Since retiring from Microsoft in January 2010, Mr. Kim has been an independent adviser to companies in the interactive entertainment and digital media industries.
There are no arrangements or understandings between Mr. Kim and any other persons pursuant to which Mr. Kim was appointed as an officer of the Company. In addition, there are no family relationships between Mr. Kim and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Furthermore, in the past two years there have been no transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Kim had or will have a direct or indirect material interest, and there are currently no such proposed transaction except as described above.

About Robert A. Lloyd
Mr. Lloyd, age 56, has served as GameStop’s Executive Vice President and Chief Financial Officer since 2010. Mr. Lloyd also served as our Senior Vice President and Chief Accounting Officer, a position he held from 2005 to 2010. Prior to that, Mr. Lloyd was the Vice President - Finance of GameStop or its predecessor companies from 2000 and was the Controller of GameStop’s predecessor companies from 1996 to 2000. From 1988 to December 1996, Mr. Lloyd held various financial management positions as Controller or Chief Financial Officer, primarily in the telecommunications industry. Prior to 1988, Mr. Lloyd held various positions with the public accounting firm of EY. Mr. Lloyd is a CPA. Mr. Lloyd currently serves on the Board of Directors of the Make-A-Wish Foundation of North Texas, a non-profit organization.
There are no arrangements or understandings between Mr. Lloyd and any other persons pursuant to which Mr. Lloyd was appointed as an officer of the Company. In addition, there are no family relationships between Mr. Lloyd and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Furthermore, in the past two years there have been no transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Lloyd had or will have a direct or indirect material interest, and there are currently no such proposed transaction except as described above and in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on Schedule 14A on May 16, 2018.
Compensation and Audit Committees
On May 29, 2018, Mr. Kim resigned as a member of the Compensation Committee and the Audit Committee, and the Board appointed Kathy P. Vrabeck as a member of the Compensation Committee. As of the date of this Supplement, the members of the Compensation Committee are Gerald R. Szczepanski, Thomas N. Kelly Jr. and Ms. Vrabeck. As of the date of this Supplement, the members of the Audit Committee are Stephanie M. Shern, Lawrence S. Zilavy and Ms. Vrabeck.
About GameStop
GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates over 7,200 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com; Game Informer® magazine, the world’s leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. Our Technology Brands segment includes over 1,300 Spring Mobile AT&T and Simply Mac stores. Spring Mobile, www.springmobile.com, sells all of AT&T’s products and services, including DIRECTV, devices and related accessories in select markets in the U.S. Simply Mac, www.simplymac.com, sells the full line of Apple products, including laptops, tablets, and smartphones and offers Apple certified warranty and repair services.
Additional Information and Where to Find It
In connection with our 2018 annual meeting of stockholders, we previously filed our definitive proxy statement with the SEC and commenced mailing our notice of Internet availability of proxy materials or our definitive proxy statement and proxy card to our stockholders on May 16, 2018. BEFORE MAKING ANY VOTING DECISION, YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY.
We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including our definitive proxy statement, through the Internet at the SEC’s website at www.sec.gov, or at our website at www.investor.gamestop and then clicking on the “Investor Relations” link and then the “Shareholder Info” link. Our proxy materials will be available during the voting period on www.proxypush.com/gme. You may also read and copy any document that we file with, or furnish to, the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.
If you have any questions about our proxy statement or our 2018 annual meeting of stockholders, or if you need assistance with the voting procedures, including casting or changing your vote, you should contact Mike Loftus, Vice President, Global Controller and Investor Relations, at (817) 424-2000.